EXHIBIT 4.5

EXHIBIT B
[FORM OF EXCHANGE NOTE]
BROADVIEW NETWORKS HOLDINGS, INC.
11 3/8% SENIOR SECURED NOTES DUE 2012

CUSIP No.[ ]
No. [ ]	$[ ]
     Broadview Networks Holdings, Inc., a Delaware corporation (the “Company,” which term includes any successor entity), for value received promises to pay to                                          or registered assigns the principal sum of                                           Dollars (or such principal amount as may be set forth in the records of the Trustee hereinafter referred to in accordance with the Indenture) on September 1, 2012, and to pay interest thereon as hereinafter set forth.
          Interest Rate: 11 3/8%
          Interest Payment Dates: Interest will be payable semi-annually in cash in arrears on March 1 and September 1 of each year, beginning on March 1, 2007.
          Record Dates: February 15 and August 15.
          Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.
          IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

BROADVIEW NETWORKS HOLDINGS, INC.
By:
Name:
Title:

Dated: August 23, 2006

B-1